UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 18, 2014
____________________

Codexis, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive
Redwood City, CA 94063    94063
(Address of Principal Executive Offices)    (Zip Code)

(650) 421-8100
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On September 18, 2014, the Board of Directors (the “Board”) of Codexis, Inc. (the “Company”) increased the size of the Board from seven to eight members and appointed Kathleen Sereda Glaub as a Class II director, with an initial term expiring at the Company’s 2015 annual meeting of stockholders. Committee appointments for Ms. Glaub have not been determined.
Ms. Glaub will receive compensation as provided in the Company’s non-employee director compensation policy. Ms. Glaub will receive an annual cash retainer of $50,000 per year and additional annual retainers for committee service as described in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2014 (the “2014 Proxy Statement”).
Under the Company’s non-employee director compensation policy, as amended in January 2013, upon her appointment to the Board, Ms. Glaub received a grant of $100,000 of restricted stock under the Company’s 2010 Equity Incentive Award Plan, which amounted to 43,478 shares. The restricted stock will vest as to one-third of the shares on each anniversary of the grant date, subject to Ms. Glaub’s continued service to the Company through each such vesting date.
The Company expects to enter into the Company’s standard indemnification agreement with Ms. Glaub. See the descriptions of the Company’s standard indemnification agreement and of the 2010 Equity Incentive Award Plan contained in the 2014 Proxy Statement for additional information.
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 22, 2014
CODEXIS, INC.
By:     /s/ Douglas T. Sheehy

Name:	Douglas T. Sheehy

Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary